Exhibit 99.1

EARNINGS RELEASE

For Immediate Release
Contact: Raymond M. Soto (203) 853-0700

BOLT TECHNOLOGY REPORTS THIRD QUARTER RESULTS.

NORWALK, CT., April 27, 2011 – Bolt Technology Corporation (NASDAQ Global Select Market: BOLT) today announced financial results for the third quarter and the first nine months of fiscal year 2011.

These financial results for the third quarter and the first nine months of fiscal year 2011 include SeaBotix, Inc., which was acquired by Bolt as of January 1, 2011.

Sales for the third quarter of fiscal 2011, the three months ended March 31, 2011, increased 59% to $9,381,000 compared to $5,897,000 for the third quarter last fiscal year.  Net income for the quarter increased 51% to $1,027,000 ($0.12 per share) compared to $681,000 ($0.08 per share) for the third quarter last fiscal year.

Sales for the nine months ended March 31, 2011 increased 30% to $28,039,000 compared to $21,605,000 for the same nine-month period in fiscal year 2010.  Net income for the nine-month period increased 25% to $4,141,000 ($0.49 per share) compared to $3,320,000 ($0.39 per share) in last fiscal year’s first nine months.

Raymond M. Soto, Bolt’s chairman, president and CEO, commented, “We are pleased that our operating results for the third quarter and the first nine months of fiscal year 2011, including SeaBotix, continue to show improvement from the comparable periods in fiscal year 2010.  We are hopeful that improved operating results will continue in the fourth quarter.”

Mr. Soto continued, “The financial results for SeaBotix included in our third quarter were sales of $895,000 and a loss before income taxes of $617,000.  During the past few years, SeaBotix has expended considerable effort and incurred substantial costs in the development of several new products.  SeaBotix is now bringing these products to market, and has received several orders for them in the three month period ended March 31, 2011.  Shipments of these new products are expected to begin in the coming months.”

Bolt Technology Corporation is a leading worldwide developer and manufacturer of   marine seismic acquisition equipment used for offshore exploration for oil and gas and robotic vehicles used in a variety of underwater tasks. The Company operates in four segments: “Seismic Energy Sources,” “Underwater Cables and Connectors”, “Seismic Energy Source Controllers” and “Underwater Robotic Vehicles.”

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These include statements about anticipated financial performance, future revenues and earnings, business prospects, new products, anticipated energy industry activity, anticipated market performance, planned production and shipping of products, expected cash needs and similar matters.  Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation (i) the risk of technological change relating to the Company’s products and the risk of the Company’s inability to develop new competitive products in a timely manner, (ii) the risk of changes in demand for the Company’s products due to fluctuations in energy industry activity, (iii) the Company’s reliance on certain significant customers, (iv) risks associated with a significant amount of foreign sales, (v) the risk of fluctuations in future operating results, (vi) risks associated with global economic conditions and (vii) other risks detailed in the Company’s filings with the Securities and Exchange Commission.  The Company believes that forward-looking statements made by it are based on reasonable expectations.  However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements. The words “estimate,” “project,” “anticipate,” “expect,” “predict,” “believe,”  “may,” “could,” “should” and similar expressions are intended to identify forward-looking statements.

BOLT TECHNOLOGY CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
Sales	$9,381,000	$5,897,000	$28,039,000	$21,605,000
Costs and expenses	8,091,000	4,887,000	22,185,000	16,714,000
Income before income taxes	1,290,000	1,010,000	5,854,000	4,891,000
Provision for income taxes	263,000	329,000	1,713,000	1,571,000
Net Income	$1,027,000	$681,000	$4,141,000	$3,320,000

Earnings per share diluted	$0.12	$0.08	$0.49	$0.39

Average shares outstanding	8,544,000	8,603,000	8,529,000	8,617,000

BOLT TECHNOLOGY CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)

	March 31,
	2011	2010

Assets

Current Assets
Cash and cash equivalents	$30,298,000	$36,772,000
Accounts receivable	6,972,000	4,515,000
Inventories	15,091,000	13,419,000
Other	1,596,000	1,054,000
	53,957,000	55,760,000
Property and equipment	5,160,000	3,986,000
Goodwill	16,875,000	10,957,000
Other intangible assets	9,256,000	1,052,000
Other	245,000	197,000

	$85,493,000	$71,952,000

	March 31,
	2011	2010

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$1,140,000	$416,000
Accrued liabilities	5,745,000	1,305,000

	6,885,000	1,721,000
Deferred income taxes	2,824,000	-

Stockholders’ equity	75,784,000	70,231,000

	$85,493,000	$71,952,000